SKYLINE CORPORATION
			      2520 By-Pass Road
			         P.O. Box 743
			    Elkhart, Indiana 46515

		   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
			      September 16, 1996

   NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Skyline Corporation ("Skyline") will be held at the Shenandoah Room, in the Ramada Inn, 3011 Belvedere Road, Elkhart, Indiana, on Monday, September 16, 1996, at 9:00 a.m., Eastern Standard Time, for the following purposes:

        1. To elect a Board of Directors for the ensuing year, or until their successors are elected and qualify.

        2. To transact such other business as may properly come before the meeting,or any adjournment thereof.

        The Board of Directors has fixed the close of business on July 17, 1996, as the record date for the determination of shareholders entitled to notice of, and to vote at, said meeting.

		        By Order of the Board of Directors

							     RONALD F. KLOSKA
							       Vice-Chairman,
					       Deputy Chief Executive Officer
				            and Chief Administration  Officer
August 1, 1996

IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.



			     SKYLINE CORPORATION
		       2520 By-Pass Road, P.O. Box 743
		            Elkhart, Indiana 46515
			        August 1, 1996

			        PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of Skyline Corporation ("Skyline") for use at the Annual Meeting of Shareholders to be held September 16, 1996. The shares represented by properly executed proxies received prior to the meeting will be voted. If the shareholder directs in the proxy how the shares are to be voted, they will be voted accordingly. When no direction has been given by the shareholder, it is the intention of the proxies named in the proxy to vote the same in accordance with their best judgment. Any proxy given may be revoked by the shareholder at any time prior to the voting of the proxy. The approximate date on which this proxy statement and the form of proxy are first sent or given to security holders is August 1, 1996.

			      VOTING SECURITIES

Only shareholders of record as of the close of business on July 17, 1996, or their proxies are entitled to vote at the meeting. As of that date, Skyline had outstanding 10,429,844 shares of Common Stock having one vote per share.

			     ELECTION OF DIRECTORS

Each share of Common Stock is entitled to one vote, which means that the holders of more than 50% of the shares voting for the election of Directors can elect all of the Directors and approve any other matter as may properly come before the meeting if they choose to do so.

It is proposed that nine Directors be elected at the meeting, each to serve until the next Annual Meeting of Shareholders and until his successor is elected and qualifies.

It is intended that the votes authorized by the enclosed proxy will be cast for the election of the nine nominees for Directors whose names are set forth below. In the event that one or more of the nominees shall unexpectedly become unavailable for election, the votes will be cast, pursuant to authority granted by the enclosed proxy, for such person or persons as may be designated by the present Board of Directors or the Board may be reduced accordingly. All of the nominees for whom the proxies intend to vote have agreed to serve as Directors if elected.

Information about the nominees for election as Directors and the beneficial ownership of Skyline Common Stock by directors as a group is as follows:


                    			        Shares of Skyline
                    			        Common Stock bene-
                                    Skyline     ficially Owned at     Percent
    Name, Title, Address            Director       July 1, 1995   	 of
  and Principal Occupation     Age   Since    Directly or Indirectly  Class(3)

ARTHUR J. DECIO     	        65   1959 	   1,477,784(1)        14.2%
Chairman, Skyline Corporation,
2520 By-Pass Road, Elkhart,IN
46514. Chairman of the Board
and Chief Executive Officer.
Mr. Decio is also a Director
of NIPSCO Industries, Inc.,
Hammond, Indiana, and Quality
Dining, Inc., Mishawaka,
Indiana.

TERRENCE M. DECIO   	        44   1989             30,080(2)
Senior Executive Vice
President, Skyline Corporation,
2520 By-Pass Road Elkhart,
Indiana 46514. Mr. Decio is
also a Director of KeyCorp. of
Northern Indiana, South Bend,
Indiana.

JERRY HAMMES                    64   1986             13,000
2015 West Western Avenue,
South Bend, Indiana 46629.
President of Romy Hammes,Inc.,
a bank holding company and real
estate investment company,
South Bend, Indiana, and
Chairman of Peoples Bank of
Kankakee County, a bank,
Bourbonnais, Illinois.

RONALD F. KLOSKA                62   1965             28,600
Vice-Chairman, Deputy Chief
Executive Officer and Chief
Administration Officer,
Skyline Corporation, 2520
By-Pass Road, Elkhart,
Indiana 46514.

WILLIAM H. LAWSON               59   1975              3,000
Chairman of the Board and Chief
Executive Officer, Franklin
Electric Co., Inc., 400 East
Spring Street, Bluffton,
Indiana 46714. Chairman of the
Board, Chief Executive Officer
and a Director of Franklin
Electric Company, Inc., a
manufacturer of electric
motors, Bluffton, Indiana.
Mr. Lawson is also a Director
of JSJ Corporation, Sentry
Insurance, a Mutual Company.

DAVID T. LINK                   59   1994                600
Dean and Professor of Law,
Notre Dame Law School,
University of Notre Dame,
Notre Dame, Indiana 46556.

ANDREW J. McKENNA               66   1971             12,300
Chairman and CEO, Schwarz Paper
Company,8338 North Austin
Avenue, Morton Grove, Illinois
60053.  Chairman and CEO of
Schwarz Paper Company, a
national printer, converter
and distributor of packaging
and promotional materials,
Morton Grove, Illinois. Mr.
McKenna is also a director of
First National Bank of Chicago,
Tribune Company, Aon
Corporation, McDonalds
Corporation and Dean Foods
Company.

WILLIAM H. MURSCHEL             51   1992              1,610
President and Chief Operations
Officer, Skyline Corporation,
2520 By-Pass Road, Elkhart,
Indiana 46514. Mr. Murschel was
Vice President of Skyline from
June 1986 through September 16,
1991.

DALE SWIKERT                    66   1963              8,791
224 Carnation Drive, Nampa,
Idaho 83687. President,
Interstate West Corp., Private
Investor and former President
of Vanamera Industries, Ltd.,
Kelowna, British Columbia, a
Canadian manufacturer of van
conversions.

ALL NOMINEES AND
OFFICERS AS A GROUP                                1,576,065           15.1%



(l) Includes 83,500 shares in The Arthur J. Decio Foundation, a charitable foundation, of which Mr. Decio is a trustee. Mr. Decio disclaims any beneficial interest with respect to these shares.

(2) Terrence M. Decio is the son of Arthur J. Decio.

(3) Less than one percent unless otherwise indicated.

Information about Board and Committee meetings is as follows:

  The Audit Committee consisted of Messrs. Hammes, McKenna, Link and Swikert. It met two times during the fiscal year ended May 31, 1996. The Committee meets with the accounting firm which conducts the annual audit of Skyline's books, reviews auditors' recommendations, reviews the independence of Skyline's auditors and considers the range of audit and non-audit fees. It also meets with the internal audit staff and Chief Financial Officer, reviews the scope and adequacy of Skyline's internal auditing program and reports its findings to the Board with any recommendations it considers appropriate.

  The Governance and Compensation Committee consisted of Messrs. McKenna, Hammes, Lawson and Link. It met two times during the last fiscal year. The Committee establishes compensation for the Chief Executive Officer and consults with the Chief Executive Officer concerning compensation for other elected officers of the Company. The Committee also recommends to the Board the selection of nominees for election as directors, and considers the performance of incumbent directors in determining whether to nominate them for re-election. Nominees recommended by shareholders will be considered upon their submission in writing by the shareholders to Skyline prior to the end of the fiscal year immediately preceding the next regular annual shareholders meeting.

  The Executive Committee of the Board of Directors consisted of Messrs. Arthur J. Decio, McKenna, Hammes, Lawson and Link, and met two times during the last fiscal year. This Committee exercises the powers of the Board of Directors in the management of the business affairs of Skyline, subject to the approval of the full Board of Directors at the next regular or special meeting.

  The Board of Directors met or took action seven times during the last fiscal year. Every Board member was present at all Board meetings and meetings of all committees of which he was a member, except that two Directors did not attend one Board meeting each, and one Director did not attend one committee meeting.

  Based solely upon a review of Forms 3 and 4 provided to Skyline and on certain written representations, David T. Link, a director of Skyline, filed one report on Form 4 after the deadline for filing that report, concerning the purchase of 500 shares of Skyline common stock by his spouse and the purchase of 100 shares of Skyline common stock jointly by him and his spouse.



			CERTAIN OTHER BENEFICIAL OWNERS

   The following person, entities or "group" as indicated are known to Skyline to own beneficially at least five percent (5%) of Skyline's common stock or are members of management identified in the summary compensation table but who are not on Skyline's Board. The beneficial ownership of Skyline common stock by the members of its Board and its nominees for directors is shown in the table under "Election of Directors" above.

          		            Shares of Skyline Common
 Name and Address    	            Stock Beneficially Owned 	    Percent of
 of Beneficial Owner 		        at July 1, 1995     	     Class (l)

Joseph B. Fanchi    		              100
Vice President, Finance and Treasurer
2520 By-Pass Road
Elkhart, Indiana 46514

Orbis Investment Management                1,014,000                  9.7%
Limited (2)
Harold Hayes Frith Building
55 Par-Ia-Ville Road
Hamilton, HM 11
Bermuda

PosAlpha Management Limited (2)               45,000                   .4%
Harold Hayes Frith Building
55 Par-Ia-Ville Road
Hamilton, HM 11
Bermuda

     (l)  Less than one percent (1%) if not specified.
     (2) Orbis Investment Management Limited and PosAlpha Management Limited may constitute a "group" owning 1,059,000 shares, which is 10.2% of the outstanding Skyline common stock.



			  EXECUTIVE COMPENSATION

   All cash compensation paid during the fiscal year ended May 31, 1996 for each of the five highest paid executive officers of Skyline, including the Chief Executive Officer. The table also shows for each such officer, the amounts set aside during the last fiscal year under Skyline's Profit Sharing Plan.
          						              All
          						             Other
     			                  Annual Compensation    Compensation

                         					      (Vested
   Name and Principal                 				       Profit
        Position  	                    Year Salary ($) Bonus ($) Sharing)

Arthur J. Decio      	                    1996   395,000   379,200    9,000
Chairman of the Board                       1995   395,000   264,000    9,000
and Chief Executive Officer                 1994   395,000   248,000    6,000

Ronald F. Kloska                            1996   300,000   320,000    9,000
Vice-Chairman, Deputy Chief Executive       1995   245,000   181,300    9,000
Officer and Chief Administrative Officer 1994 245,000 139,500 6,000 (Secretary prior to September 18, 1995, and
President prior to September 16, 1991)

William H. Murschel                         1996   300,000   320,000    9,000
President and Chief Operations Officer      1995   295,000   194,700    9,000
(Vice-President prior to September 16, 1991)1994   295,000   170,500    6,000

Terrence M. Decio                           1996   225,000   216,000    9,000
Senior Executive Vice President             1995   225,000   148,500    9,000
(Senior Vice-President from                 1994   225,000   139,500    6,000
September 16, 1991 to September 21, 1992 and
Vice-President before September 16, 1991)

Joseph B. Fanchi                            1996   147,500    55,000    9,000
Vice-President, Finance and Treasurer       1995   142,500    42,750    9,000
                                            1994   135,000    40,500    6,000



			    Compensation of Directors

  Directors who are not full-time employees receive an annual fee of $16,000 payable in quarterly installments and receive $500 for each Board or Committee meeting attended. Chairmen of the Board Committees who are not full-time employees of Skyline receive an additional $2,000 annually and Committee members who are not full-time employees of Skyline receive an additional $1,500 annually payable in quarterly installments.

			Termination of Employment Arrangements

  The Skyline Corporation and Affiliates Employees' Profit Sharing Plan provides benefits on death, disability or retirement for officers and executives, sales, administrative and supervisory employees. Employees hired on or after June 1, 1987 become eligible as of the June 1 or December 1 immediately following completion of six months of employment. Under the Plan, as amended effective June 1, 1989, the amount of contribution under the Plan is at the discretion of Skyline each year. However, the maximum contribution for any participant shall not exceed 12% of a participant's basic compensation. Upon retirement, death or permanent total disability, a participant is entitled to all of the funds credited to his account. In case of termination of employment by resignation or discharge, the participant is entitled to a percentage of the amount credited to his account, ranging from 0% (10% for employees hired on or before May 31, 1987) after one year of employment to 100% after seven years. For plan years beginning on or after June 1, 1987, forfeitures resulting from any employee's termination of employment prior to full vesting will be used to reduce employer contributions. Net investment earnings or net losses for each fiscal year are allocated to the account of each participant in the same ratio as the participant's account balance bears to the total account balances of all participants. Skyline reserves the right to modify, amend or terminate the Plan. In the event of termination of the plan, the entire amount theretofore contributed under the Plan must be paid to participants or their beneficiaries and under no circumstances reverts to Skyline.

  Under an insurance plan, payments would be made to the below named executive officers, and executive officers as a group, for a period of 10 years upon retirement from Skyline at age 60 or later, in the following annual amounts: Ronald F. Kloska, $100,000; William H. Murschel, $75,000; Terrence M. Decio, $60,000; and Joseph B. Fanchi, $40,000; and all executive officers as a group, consisting of 5 individuals, $315,000. Under the same insurance plan, in the event of the death of any of such executive officers while employed by Skyline, payments would be made for a period of 10 years in the annual amounts hereinafter specified to the beneficiaries of the following individuals and group: Ronald F. Kloska, $100,000; William H. Murschel, $75,000; Terrence M. Decio, $60,000; and Joseph B. Fanchi, $30,000; and all executive officers as a group, consisting of 5 individuals, $295,000. Skyline is the owner and beneficiary of policies insuring the lives of all such executive officers in the total amount of $1,950,984.



  In addition, in the event of the death of Arthur J. Decio, Skyline has agreed to pay his survivor(s) the sum of $1,920,000, which at the present income tax rates, would result in after tax cost to Skyline of approximately $1,150,000. Skyline is the owner and beneficiary of policies insuring Arthur
J. Decio's life in the amount of $1,000,000.

  The appreciation in cash surrender value of all of the above-described insurance policies is such that there is no current cost to Skyline for their maintenance.

	  Compensation Committee Interlocks and Insider Participation

  The following persons served as members of the Governance and Compensation Committee (the "Compensation Committee") of Skyline's Board of Directors during the fiscal year ended May 31, 1996: Andrew J. McKenna, Jerry Hammes, William H. Lawson and David T. Link. Arthur J. Decio is the Chairman of the Board and Chief Executive Officer of Skyline, and is a member of the Board of Directors of Schwarz Paper Company. Andrew J. McKenna is an executive officer of Schwarz Paper Company.

		   Report of the Governance and Compensation
		    Committee (the "Compensation Committee")
		           on Executive Compensation

  The compensation of Skyline's executive officers is determined by the Compensation Committee of the Board of Directors. Each member of the Compensation Committee is a director who is not an employee of Skyline or any of its affiliates. The following report with respect to compensation paid to Skyline's executive officers for the fiscal year ended May 31, 1996 is furnished by the Compensation Committee.

  General Policies. Skyline's compensation programs are intended to enable Skyline to attract, motivate, reward and retain the executive management talent required to achieve corporate objectives. It is Skyline's policy to reward exceptional performance and contributions to the development of Skyline's business. To attain these objectives, Skyline's executive compensation program includes a competitive base salary coupled with the opportunity to participate in a bonus pool which is created based on the performance of Skyline's business. The Compensation Committee establishes the base salaries and discretionary bonuses which will be paid to Skyline's executive officers for each fiscal year. In setting salaries and bonuses, the Compensation Committee takes into account several factors, including compensation paid by competitors and other industries' compensation data as well as qualitative factors bearing on an individual's experience, responsibilities, management and job performance. The Compensation Committee evaluates the contributions to Skyline's overall performance during the last fiscal year, leadership, effectiveness and commitment of all executive officers, including the Chief Executive Officer. For the fiscal year ended May 31, 1996, each of the executive officers received a bonus, in the amounts set forth above in the summary compensation table.



  Salaries. Salary levels for executive officer positions are set so as to reflect the duties and level of responsibilities inherent in the position and current economic conditions relating to Skyline's business. Comparative salaries paid by other companies in the industries which Skyline does business are considered in establishing the salary level for a given position. The Compensation Committee does not, however, target a specific percentile range within the comparative group in setting salaries of Skyline's executive officers. The particular qualifications and level of experience of the individual holding the position are also considered in establishing a salary level when the individual is first appointed to a given position.

  Bonus. Skyline provides executive officers the opportunity to earn an annual incentive bonus based on an evaluation of the executive's individual performance and Skyline's performance. No executive officer is automatically entitled to a bonus or a bonus in any particular amount. In considering bonuses for executives other than Arthur J. Decio, the Compensation Committee consults with the Chief Executive Officer.

  Other. In addition, the executive officers participate in a profit sharing program and insurance and other plans described above providing payments on death or retirement.

  Compensation of Chief Executive Officer ("CEO"). In setting the base salary and bonus for Skyline's CEO, for the fiscal year ended May 31, 1996, the Compensation Committee considered the same factors as with other executive officers of Skyline. The Compensation Committee believes the CEO's compensation was fully supported by those standards.

					 Andrew J. McKenna, Chairman
					 Jerry Hammes
					 William H. Lawson
					 David T. Link

     					 Being all the members of Skyline's
     					 Governance and Compensation Committee
     					 (the "Compensation Committee")



				PERFORMANCE GRAPH

		COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
	   AMONG SKYLINE CORPORATION, S & P 500 INDEX AND PEER GROUP**


                              Skyline     S&P      Peer
                            Corporation   500      Group

Starting Basis - 1991         $100.00   $100.00   $100.00
1992                            95.49    109.85    112.22
1993                           111.39    122.61    143.29
1994                           113.57    127.83    182.54
1995                           119.78    153.64    179.99
1996                           174.14    197.33    303.57

* Notes:
Assumes initial investment of $100 on May 31,1991 and compares the return on that investment through May 31, 1996.

For comparison purposes, Total Return assumes reinvestment of dividends, although Skyline has no dividend reinvestment plan.

Total Return is based on market capitalization.

** This self constructed peer group consists of the following companies:

     Champion Enterprises, Inc.
     Coachman Industries, Inc.
     Fleetwood Enterprises, Inc.
     Liberty Homes, Inc.
     Schult Homes, Inc.
     Thor Industries, Inc.

The returns of each member of this peer group have been weighted according to that company's respective stock market capitalization.



			INDEPENDENT PUBLIC ACCOUNTANTS

   Skyline's independent public accounting firm is Price Waterhouse. It is expected that representatives of Price Waterhouse will be present at the meeting of shareholders, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

			   SHAREHOLDER PROPOSALS

  Any proposal submitted for inclusion in Skyline's Proxy Statement and form of proxy for the 1997 Annual Meeting of Shareholders must be received at the address shown above on or before April 4, 1997.

				MISCELLANEOUS

  As of the date of this Proxy Statement, the Board of Directors knows of no other business which will be presented for consideration at the annual meeting. However, if other proper matters are presented at the meeting, it is the intention of the proxies named in the enclosed proxy to take such action as shall be in accordance with their best judgment.

  The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement and accompanying material, will be paid by Skyline. Skyline expects to pay approximately $6,000 to Georgeson & Company as compensation for the solicitation of proxies, and may reimburse brokers and others for their expense for sending proxy material to principals for the purpose of obtaining signed proxies. In addition, solicitation may be by mail, telephone, telegraph and personal interview by regularly engaged officers of Skyline who will not be additionally compensated therefor.

  Shareholders are respectfully requested to date, sign and return promptly the enclosed proxy in the enclosed envelope. No postage is required if mailed in the United States.

							       By Order of the
     							    Board of Directors

     							      RONALD F. KLOSKA
     							        Vice-Chairman,
     					        Deputy Chief Executive Officer
                                              and Chief Administration Officer